Back to Form 8-K	Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS FOURTH QUARTER AND YEAR 2012 RESULTS

Company Announces Kentucky Medicaid Agreement to Strengthen Program

TAMPA, Fla. (Feb. 13, 2013) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the fourth quarter and year ended December 31, 2012.  As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2012 was $48.8 million, or $1.11 per diluted share, compared with $85.1 million, or $1.96 per diluted share, for the fourth quarter of 2011.  Adjusted net income for the fourth quarter of 2012 was $57.6 million, or $1.32 per diluted share, compared with $93.4 million, or $2.15 per diluted share, for the fourth quarter of 2011.

As determined under GAAP, the Company reported net income for the year 2012 of $184.7 million, or $4.22 per diluted share, compared with $264.2 million, or $6.10 per diluted share, for 2011.  Adjusted net income for 2012 was $215.6 million, or $4.92 per diluted share, compared with $291.4 million, or $6.73 per diluted share, for 2011.

“As a result of our 2012 and more recent accomplishments, we are better positioned than we ever have been to deliver profitable growth over the long-term,” said Alec Cunningham, WellCare’s CEO.  “We began 2013 with the most diversified portfolio of revenue and earnings streams in our history in a number of attractive markets that have sizeable government program growth prospects.  We intend to continue to capitalize on those opportunities.”

Kentucky Medicaid Program Agreement
The commonwealth of Kentucky recently amended the Company’s agreement with the objective of ensuring that the Medicaid managed care program is structured to deliver quality, cost-effective care to members on a long-term, sustainable basis.  As a result, effective January 1, 2013, WellCare received a premium rate increase of approximately 7.0%.  Kentucky also has accelerated to July 1, 2013, the Company’s rate increase of approximately 3.0% which previously had been scheduled for October 1, 2013.  These rate increases apply to all of the Kentucky Medicaid geographic regions other than Region 3.  In addition, in January WellCare launched its Medicaid program in the Commonwealth’s Region 3, which includes Louisville and 15 surrounding counties.

Highlights of Other Recent Accomplishments
•
WellCare of Florida’s Medicaid and Medicare Advantage plans have been awarded an accreditation status of Commendable by the National Committee for Quality Assurance, or NCQA.  In addition, as of January 2013, the Company has expanded its service area in the Florida Medicaid program to include all counties statewide.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

•
Medicare Advantage membership increased 15% as of January 2013 compared with December 2012 as a result of the Company’s strong performance during the Medicare Annual Election period.  For 2013, WellCare offers coordinated care Medicare Advantage plans in 204 counties across 14 states.

•
For 2013, WellCare launched a new enhanced Medicare Prescription Drug Plan (PDP) that offers members relatively low out-of-pocket costs and generic drug coverage in the coverage gap. More than 110,000 members chose this plan during the Medicare Annual Election Period, partially offsetting decreased membership assigned by the Centers for Medicare & Medicaid Services (CMS).  As of January 2013, the Company estimates that over 75% of its PDP members had chosen WellCare as their prescription drug plan.

•
The Company concluded 2012 maintaining a disciplined approach to ensuring a competitive cost structure, reducing its adjusted administrative expense ratio for the full year by 120 basis points compared with 2011.

•
In January 2013, WellCare entered into an agreement to acquire Aetna’s Medicaid business in Missouri, which as of December 2012 served more than 100,000 MO HealthNet Medicaid program members.  The Company anticipates that the transaction will close during the first half of 2013.

•
Over the past few months, the Company closed its previously announced acquisitions of Easy Choice Health Plan serving Medicare Advantage members in California, UnitedHealthcare’s Medicaid business in South Carolina, and certain assets of Humana’s Arcadian Health Plan’s Desert Canyon Community Care serving Medicare Advantage members in Arizona.

Company Operations for the Fourth Quarter of 2012
Adjusted net income per diluted share for the fourth quarter of 2012 decreased by $0.83 compared with 2011.  The year-over-year decrease resulted mainly from increases in the Medicaid and Medicare Advantage segments’ medical benefits ratios (MBRs).  These factors were partially offset by higher premium revenue in the Medicaid and Medicare Advantage segments, as well as decreases in the Company’s PDP segment MBR and adjusted administrative expense ratio.

Membership as of December 31, 2012, increased 4% to 2.7 million, compared with 2.6 million members as of December 31, 2011.  Premium revenue for the fourth quarter of 2012 increased 24% year–over-year to $2.0 billion.  Medical benefits expense for the fourth quarter of 2012 was $1.7 billion, an increase of 33% from the fourth quarter of 2011.

Selling, general, and administrative (SG&A) expense as determined under GAAP was $193 million in the fourth quarter of 2012, compared with $183 million for the same period in 2011.  Adjusted SG&A expense was $179 million in the fourth quarter of 2012, an increase of 7% from $167 million for the same period last year.  The increase was driven primarily by the inclusion of the Easy Choice Health Plan acquisition for November and December 2012, as well as the Company’s other growth initiatives.  The adjusted administrative expense ratio was 9.1% in the fourth quarter of 2012, compared with 10.6% for the same period in 2011.  The decrease in the adjusted administrative expense ratio results from increased premium revenue and improvements in operating efficiency, partially offset by costs incurred for growth initiatives.

Medicaid Segment Operations
Medicaid segment membership increased by 136,000, or 9%, year-over-year, to 1.6 million members as of December 31, 2012.  The increase resulted mainly from the growth in the Kentucky Medicaid program.  In addition, the Company experienced growth in Florida and several other states, offset in part by the end of the Company’s participation in the Missouri program on June 30, 2012.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

Premium revenue was $1.2 billion for the fourth quarter of 2012, an increase of 22% year-over-year, mainly due to the inclusion of the Kentucky program for a full quarter in 2012 compared with two months in 2011, as well as the growth of the Kentucky program over the past year.  WellCare’s New York and Florida Medicaid programs also contributed meaningfully to the year-over-year growth.

The Medicaid segment MBR was 88.7% for the fourth quarter of 2012, an increase from 83.8% in the fourth quarter of 2011.  The MBR increase results primarily from the growth in and the performance of the Kentucky Medicaid program.

Medicare Advantage Segment Operations
Medicare Advantage segment membership as of December 31, 2012, increased by 78,000 year-over-year, or 58%, to 213,000 members.  Premium revenue for the quarter grew 49% year over year.  The growth resulted from the acquisition of Easy Choice Health Plan, which closed in November 2012, as well as organic sales activities.

The Medicare Advantage segment MBR was 86.9% in the fourth quarter of 2012, an increase from 79.8% in the fourth quarter of 2011.  The increase was driven primarily by differences between 2012 and 2011 in the development of prior periods’ medical benefits payable.  In addition, the MBR was impacted by the inclusion of the Easy Choice Health Plan acquisition.  Other factors that contributed to the year-over-year increase were higher expenditures for quality improvement as well as the Company’s Medicare Advantage membership growth.

Prescription Drug Plan Segment Operations
PDP segment membership as of December 31, 2012, decreased 107,000 year-over-year, or 11%.  The decrease was caused mainly by a reduction in membership assigned by CMS to the Company’s plan.  Premium revenue for the quarter decreased 9%.  The PDP segment MBR was 66.9% in the fourth quarter of 2012, a decrease from 67.1% in the fourth quarter of 2011.  The decrease resulted mainly from lower pharmacy costs.

Credit Facility
On February 12, 2013, WellCare entered into a $230 million expansion of its senior secured credit agreement.  Also on that date, the Company borrowed $230 million under the term loan facility.  Both the term loan and revolving credit facility are still set to expire in August 2016.  The other principal terms of the credit facility, including fees and rates, also are unchanged.  The Company intends to use the proceeds to support growth initiatives and for general corporate purposes.

Cash Flow and Financial Condition
Net cash used in operating activities as determined under GAAP was $31 million for the year ended December 31, 2012, compared with net cash provided by operating activities of $162 million for the year ended December 31, 2011.

Modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $145 million for 2012, compared with $263 million for 2011.  The decrease in the Company’s operating cash flow is primarily the result of the $122 million decrease in income before taxes, as determined under GAAP, in 2012 compared with 2011, as well as an increase in federal and state income tax payments, that were partially offset by a decrease in payments related to resolving government investigations and related litigation.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

As of December 31, 2012, unregulated cash and investments were approximately $194 million, compared with $350 million as of September 30, 2012.  The decrease during the fourth quarter resulted primarily from payments for acquisitions as well as capital contributions to certain of the Company’s regulated entities, offset in part by dividends from certain regulated companies.

Days in claims payable were 40 days as of December 31, 2012, compared with 40 days as of September 30, 2012, and 54 days as of December 31, 2011.

Financial Outlook
The Company is providing its financial outlook for the year ending December 31, 2013:

•	Adjusted net income per diluted share is expected to be between approximately $4.50 and $4.85.

•	Premium revenue in total is expected to be between $8.7 and $8.8 billion.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-year Changes	MBRs
Medicaid	Increase 14% to 16%	87.25% to 88.25%
Medicare Advantage	Increase approximately 50%	86.50% to 87.50%
Medicare PDP	Decrease 20% to 25%	83.75% to 84.75%

•	The adjusted administrative expense ratio is expected to be between approximately 8.7% and 8.9%.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.  The Company’s outlook does not include the pending acquisition of Missouri Care.

Webcast
A discussion of WellCare’s fourth quarter 2012 results will be webcast live on Wednesday, February 13, 2013, beginning at 8:30 a.m. Eastern Time.  A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days.  The webcast is available via the Company’s web site at www.wellcare.com and at www.earnings.com.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.7 million members nationwide as of December 31, 2012.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation
Premium revenue as described in this news release excludes the impact of premium taxes.  Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes.  In addition to results determined under GAAP, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations.  Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted results.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  For example, statements regarding the Company’s financial outlook and the timing of the closing of the acquisition of Missouri Care contain forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, and WellCare’s ability to estimate and manage medical benefits effectively.

Additional information concerning these and other important risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission (“the SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, we expect to file later today and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
SELECTED DATA FROM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; dollars in thousands except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Premium	$1,964,970	$1,578,119	$7,318,053	$6,021,967
Medicaid premium taxes	21,116	20,325	82,164	76,163
Total premium	1,986,086	1,598,444	7,400,217	6,098,130
Investment and other income	2,043	1,688	8,815	8,738
Total revenues	1,988,129	1,600,132	7,409,032	6,106,868

Expenses:
Medical benefits	1,686,523	1,267,820	6,303,934	4,947,967
Selling, general and administrative	193,349	183,495	690,842	642,107
Medicaid premium taxes	21,116	20,325	82,164	76,163
Depreciation and amortization	8,827	6,632	31,531	26,454
Interest	959	2,687	4,122	6,510
Total expenses	1,910,774	1,480,959	7,112,593	5,699,201

Income from operations	77,355	119,173	296,439	407,667
Gain on repurchase of subordinated notes	–	10,807	–	10,807
Income before income taxes	77,355	129,980	296,439	418,474
Income tax expense	28,588	44,919	111,711	154,228
Net income	$48,767	$85,061	$184,728	$264,246

Net income per common share:
Basic	$1.13	$1.98	$4.29	$6.17
Diluted	$1.11	$1.96	$4.22	$6.10

Weighted average common shares outstanding:
Basic	43,205,782	42,985,406	43,104,216	42,817,466
Diluted	43,823,873	43,461,343	43,826,285	43,328,756

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands except share data)

	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,100,495	$1,325,098
Investments	220,344	198,569
Premiums receivable, net	387,294	217,509
Pharmacy rebates receivable, net	126,832	109,933
Funds receivable for the benefit of members	126,646	162,745
Income taxes receivable	15,615	20,655
Prepaid expenses and other current assets, net	96,276	63,053
Deferred income tax asset	27,208	22,332
Total current assets	2,100,710	2,119,894
Property, equipment and capitalized software, net	131,518	98,238
Goodwill	223,839	111,131
Other intangible assets, net	53,028	9,896
Long-term investments	96,700	83,019
Restricted investments	67,364	60,663
Other assets	2,357	5,270
Total Assets	$2,675,516	$2,488,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Medical benefits payable	$732,994	$744,821
Unearned premiums	146	164
Accounts payable	18,582	3,294
Other accrued expenses and liabilities	221,055	215,817
Current portion of amount payable related to investigation resolution	37,305	49,557
Current portion of long-term debt	15,000	11,250
Other payables to government partners	88,344	98,237
Total current liabilities	1,113,426	1,123,140
Deferred income tax liability	42,058	1,026
Amount payable related to investigation resolution	68,171	101,705
Long-term debt	120,000	135,000
Other liabilities	8,697	10,394
Total liabilities	1,352,352	1,371,265
Commitments and contingencies	–	–
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,212,375 and 42,848,798 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively)	432	429
Paid-in capital	469,434	448,820
Retained earnings	854,086	669,358
Accumulated other comprehensive loss	(788)	(1,761)
Total stockholders’ equity	1,323,164	1,116,846
Total Liabilities and Stockholders’ Equity	$2,675,516	$2,488,111

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	For the Years Ended December 31,
	2012	2011
Cash (used in) provided by operating activities:
Net income	$184,728	$264,246
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	31,531	26,454
Equity-based compensation expense	14,886	19,530
Incremental tax benefit from equity-based compensation	(3,763)	(2,778)
Gain on repurchase of subordinated notes	–	(10,807)
Deferred taxes, net	18,791	98,170
Provision for doubtful receivables	16,535	11,080
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(180,262)	(96,770)
Pharmacy rebates receivable, net	(12,441)	(24,746)
Prepaid expenses and other current assets, net	(28,969)	(37,270)
Medical benefits payable	(38,588)	1,831
Unearned premiums	(18)	(67,219)
Accounts payables and other accrued expenses	14,922	14,018
Other payables to government partners	(12,156)	51,632
Amount payable related to investigation resolution	(45,786)	(73,780)
Income taxes receivable/payable, net	7,841	(12,809)
Other, net	2,010	1,217
Net cash (used in) provided by operating activities	(30,739)	161,999

Cash used in investing activities:
Acquisitions, net of cash acquired	(126,571)	–
Purchases of investments	(465,629)	(386,186)
Proceeds from sale and maturities of investments	436,839	277,486
Purchases of restricted investments	(36,660)	(34,828)
Proceeds from maturities of restricted investments	30,452	81,524
Additions to property, equipment and capitalized software, net	(61,268)	(49,576)
Net cash used in investing activities	(222,837)	(111,580)

Cash provided by (used in) financing activities:
Proceeds from debt, net of issuance costs	(585)	147,473
Proceeds from option exercises and other	9,407	6,287
Incremental tax benefit from equity-based compensation	3,763	2,778
Purchase of treasury stock	(6,477)	(3,684)
Payments on debt	(11,250)	(3,750)
Repurchase of subordinated notes	–	(101,693)
Payments on capital leases	(2,219)	(2,717)
Funds receivable for the benefit of members	36,334	(129,563)
Net cash provided by (used in) financing activities	28,973	(84,869)

Decrease in cash and cash equivalents	(224,603)	(34,450)
Balance at beginning of period	1,325,098	1,359,548
Balance at end of period	$1,100,495	$1,325,098

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$101,023	$69,846
Cash paid for interest	$3,612	$5,920
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash issuance of subordinated notes	$–	$112,500
Non-cash additions to property, equipment, and capitalized software	$3,278	$2,449

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	As of December 31,
	2012	2011
Membership by Program
Medicaid Membership
TANF	1,212,000	1,159,000
CHIP	207,000	162,000
SSI, ABD and Other	146,000	115,000
FHP and Georgia Family Planning	22,000	15,000
Total Medicaid Membership	1,587,000	1,451,000

Medicare Membership
Medicare Advantage	213,000	135,000
Prescription Drug Plan	869,000	976,000
Total Medicare Membership	1,082,000	1,111,000
Total Membership	2,669,000	2,562,000

Medicaid Membership by State
Georgia	570,000	562,000
Florida	454,000	404,000
Kentucky	207,000	129,000
Other	356,000	356,000
Total Medicaid Membership	1,587,000	1,451,000

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Premium revenue:
Medicaid:
Georgia	$370,395	$364,697	$1,460,781	$1,449,263
Florida	257,476	215,887	970,900	881,081
Kentucky	225,706	86,245	723,739	86,245
Other states	327,529	295,520	1,233,648	1,088,859
Medicaid premium taxes	21,116	20,325	82,164	76,163
Total Medicaid	1,202,222	982,674	4,471,232	3,581,611

Medicare:
Medicare Advantage plans	571,873	382,735	1,936,378	1,479,750
Prescription Drug plans	211,991	233,035	992,607	1,036,769
Total Medicare	783,864	615,770	2,928,985	2,516,519
Total Premium Revenue	$1,986,086	$1,598,444	$7,400,217	$6,098,130

Medical benefits ratios:
Medicaid, including premium taxes	87.1%	82.0%	87.0%	80.7%
Medicaid	88.7%	83.8%	88.7%	82.4%
Medicare Advantage	86.9%	79.8%	84.2%	81.0%
Prescription Drug Plans	66.9%	67.1%	78.7%	82.9%

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations.  Following is certain financial information for the fourth quarter and year ended December 31, 2012 and 2011, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended December 31, 2012				For the Three Months Ended December 31, 2011
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$193,349	$(14,123)	(a) (b)	$179,226	$183,495	$(16,337)	(a) (b)	$167,158
Interest expense	959	–		959	2,687	(1,441)	(c)	1,246
Gain on repurchase of subordinated notes	–	–		–	10,807	(10,807)	(e)	–
Income tax expense (benefit)	28,588	5,245	(d)	33,833	44,919	(1,372)	(d)	43,547
Net income	48,767	8,878		57,645	85,061	8,343		93,404

Net income per share:
Basic	$1.13	$0.21		$1.33	$1.98	$0.19		$2.17
Diluted	$1.11	$0.21		$1.32	$1.96	$0.19		$2.15

	For the Year Ended December 31, 2012				For the Year Ended December 31, 2011
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$690,842	$(51,580)	(a) (b)	$639,262	$642,107	$(47,007)	(a) (b)	$595,100
Interest expense	4,122	–		4,122	6,510	(4,254)	(c)	2,256
Gain on repurchase of subordinated notes	–	–		–	10,807	(10,807)	(e)	–
Income tax expense	111,711	20,697	(d)	132,408	154,228	13,279	(d)	167,507
Net income	184,728	30,883		215,611	264,246	27,175		291,421

Net income per share:
Basic	$4.29	$0.71		$5.00	$6.17	$0.64		$6.81
Diluted	$4.22	$0.70		$4.92	$6.10	$0.63		$6.73

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $13.3 million and $15.4 million, respectively, in the three months ended December 31, 2012 and 2011, and $47.7 million and $39.3 million, respectively, for the year ended December 31, 2012 and 2011.

(b)
Liability for government investigation-related litigation resolution:  Based on the status of government investigation-related litigation, the Company recorded expense of $0.8 million and $0.9 million, respectively, in the three months ended December 31, 2012 and 2011, and $3.8 million and $7.7 million, respectively, for the year ended December 31, 2012 and 2011.

(c)
Investigation-related interest expense:  The Company’s tradable unsecured subordinated notes issued in connection with the final resolution of the settlement of the securities class action that was associated with the government investigations incurred $1.4 million and $4.3 million, respectively, in interest expense for the three months and year ended December 31, 2011.

(d)
Income tax expense:  Had the Company not recorded the government investigation related items described above, the Company estimates that its income tax expense would be increased by $5.2 million in the three months ended December 31, 2012, with an income tax benefit recognized of $1.4 million for the three months ended December 31, 2011, and $20.7 million and $13.3 million, respectively, for the year ended December 31, 2012 and 2011, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

(e)
Gain on repurchase of subordinated notes: In December 2011, the Company repurchased all of its outstanding tradable unsecured subordinated notes at a purchase price equal to 90% of the principal amount, which resulted in a gain of $10.8 million in the year ended December 31, 2011.

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Administrative Expense Ratios
(Unaudited; dollars in thousands)

The Company reports administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid premium taxes and expenses associated with government investigations and related litigation on this ratio.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Total premium revenue:
As determined under GAAP	$1,986,086	$1,598,444	$7,400,217	$6,098,130
Medicaid premium taxes	(21,116)	(20,325)	(82,164)	(76,163)
Total premium revenue net of Medicaid premium taxes (Non-GAAP)	$1,964,970	$1,578,119	$7,318,053	$6,021,967

Administrative expense ratio:
As determined under GAAP	9.7%	11.5%	9.3%	10.5%
Impact of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Excluding Medicaid premium taxes	9.8%	11.6%	9.4%	10.6%
Selling, general and administrative expense adjustments	(0.7%)	(1.0%)	(0.7%)	(0.7%)
Adjusted (Non-GAAP)	9.1%	10.6%	8.7%	9.9%

Reconciliation of GAAP Net Cash Used in or Provided by Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in thousands)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, unearned premiums, and other receivables from, and payables to, government customers.  The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	For the Years Ended December 31,
	2012	2011
Net cash (used in) provided by operating activities, as reported under GAAP	$(30,739)	$161,999
Modifications to eliminate changes in:
Premiums receivable	180,262	96,770
Provision for doubtful receivables	(16,535)	(11,080)
Unearned premiums	18	67,219
Other payables to government customers	12,156	(51,632)
Net cash provided by operating activities, modified for the timing of receipts from and payments to government customers	$145,162	$263,276

-MORE-

WCG Reports Fourth Quarter and Year-End 2012 Reslts

February 13, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Kentucky Medicaid Program Reconciliation of GAAP MBR to MBR Recast to Reflect Development of Medical Benefits Payable in the Period in which the Services were Provided
(Unaudited)

The Company reports Kentucky Medicaid Program MBRs on a non-GAAP basis modified to reflect the favorable or unfavorable development of medical benefits payable in the period in which the expense was incurred.  The Company believes that the recast MBRs are useful measures for investors, as the recast MBRs may better reflect changes in the Company’s Kentucky Medicaid program performance over time.

	Three Months Ended
	Dec. 31, 2011	March 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012
MBR as reported under GAAP	106.3%	105.9%	109.5%	106.2%	100.3%
Development reflected in period in which services were provided	9.6%	9.7%	(6.8)%	(2.2)%	(3.7%)
MBR as recast	115.9%	115.6%	102.7%	104.0%	96.6%

-END-